Exhibit 99.1
PayPal Reports Third Quarter 2017 Results
Revenue increased 21% to $3.239 billion, 22% FX-neutral revenue growth
GAAP EPS increased 17% to $0.31, non-GAAP EPS increased 31% to $0.46

SAN JOSE, Calif. - October 19, 2017 - Global technology platform and digital payments leader PayPal Holdings, Inc. (NASDAQ:PYPL) today announced third quarter results for the period ended September 30, 2017.

Financial highlights for the third quarter include:

•	Revenue growth of 21% to $3.239 billion, or 22% on a foreign currency neutral (FX-neutral) basis

•	GAAP operating margin of 13.1% and non-GAAP operating margin of 19.9%

•	GAAP earnings per diluted share (EPS) growth of 17% to $0.31, non-GAAP EPS growth of 31% to $0.46

•	Operating cash flow of $1.006 billion, free cash flow of $841 million, up 36%

Operating highlights for the third quarter include:

•	8.2 million active customer accounts added, with net new actives up 88%

•	218 million active customer accounts, with more than 17 million merchant accounts

•	1.9 billion payment transactions, up 26%

•	32.8 payment transactions per active account on a trailing twelve months basis, up 9%

•	$114 billion in total payment volume (TPV), up 30%, or 29% on an FX-neutral basis

“PayPal delivered one of its strongest quarters since becoming an independent company. Putting our customers first in everything we do, enhancing our suite of products and services, and partnering with some of the world’s most popular brands are delivering tangible results,” said Dan Schulman, President and CEO of PayPal. “In addition to our solid financial performance, we also reported record customer growth with the addition of 8.2 million net new actives. As the world rapidly accelerates to digital payments, we have a tremendous opportunity in front of us.”

PayPal's Expanding Value Proposition
PayPal processed $114 billion in TPV in the quarter. Approximately 35% of payment volume came through a mobile device and mobile payment volume increased 54% over the same period last year to approximately $40 billion.

Person-to-Person (P2P) volume grew 47% to $24 billion, and represented approximately 21% of TPV. Venmo, the company's social payments platform, processed approximately $30 billion of TPV over the past twelve months, growing 106% over the same period last year. In the third quarter, Venmo processed approximately $9 billion of TPV, growing 93% over the same period last year.

PayPal continues to build on its partnership strategy to extend the relevance of its platform and add value for its consumers and merchants. During the quarter, PayPal announced a partnership with Skype to allow users in 22 countries to send money to other Skype users with PayPal via their Skype mobile app. PayPal also announced the expansion of its partnership with Mastercard into Canada, Europe, Latin America and the Caribbean and the Middle East and Africa.

In the third quarter, PayPal closed the acquisition of Swift Financial, a leading provider of working capital solutions to small businesses in the U.S.  The previously announced acquisition of TIO Networks also closed during the quarter.

Third Quarter 2017 Financial and Operating Highlights

	Third Quarter
(presented in millions, except per share data and percentages)	2017	2016	YoY Growth		FX-Neutral YoY Growth
Total Payment Volume (TPV)	$114,045	$87,403	$26,642	30%	29%
GAAP
Net revenues	$3,239	$2,667	$572	21%	22%
Operating margin	13.1%	13.0%	**	0bps	N/A
Effective tax rate	15.7%	10.3%	**	547bps	N/A
Net income	$380	$323	$57	18%	N/A
Earnings per diluted share	$0.31	$0.27	$0.04	17%	N/A
Net cash provided by operating activities	$1,006	$801	$205	26%	N/A
Non-GAAP
Net revenues	$3,239	$2,667	$572	21%	22%
Operating margin	19.9%	18.4%	**	157bps	N/A
Effective tax rate	16.9%	15.3%	**	158bps	N/A
Net income	$560	$425	$135	32%	N/A
Earnings per diluted share	$0.46	$0.35	$0.11	31%	N/A
Free cash flow	$841	$618	$223	36%	N/A

** Not meaningful.

Cash, Cash Equivalents and Investments - PayPal’s cash, cash equivalents and investments totaled $7.1 billion as of September 30, 2017.

2017 Financial Guidance
Full Year 2017 Revenue and Earnings Guidance

•	PayPal expects revenue to grow 19 - 20% at current spot rates and 20 - 21% on an FX-neutral basis, to a range of $12.920 - $12.980 billion.

•	PayPal expects GAAP earnings per diluted share in the range of $1.34 - $1.36 and non-GAAP earnings per diluted share in the range of $1.86 - $1.88.

•
Estimated non-GAAP amounts above for the twelve months ending December 31, 2017, reflect adjustments of approximately $890 - $905 million, primarily representing estimated stock-based compensation expense and related payroll taxes in the range of $730 - $740 million.

Fourth Quarter 2017 Revenue and Earnings Guidance

•	PayPal expects revenue to grow 20% - 22% at current spot rates and 20% - 22% on an FX-neutral basis, to a range of $3.570 - $3.630 billion.

•	PayPal expects GAAP earnings per diluted share in the range of $0.37 - $0.39 and non-GAAP earnings per diluted share in the range of $0.50 - $0.52.

•
Estimated non-GAAP amounts above for the three months ending December 31, 2017, reflect adjustments of approximately $225 - $240 million, primarily representing estimated stock-based compensation expense and related payroll taxes in the range of $205 - $215 million.

Please see "Non-GAAP Financial Measures" and "Non-GAAP Measures of Financial Performance" for important additional information.

Quarterly Conference Call and Webcast

PayPal Holdings, Inc. will host a conference call to discuss third quarter 2017 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP to their most directly comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investor.paypal-corp.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.

PayPal Holdings, Inc. uses its Investor Relations website (https://investor.paypal-corp.com), its PayPal Stories Blog (https://www.paypal.com/stories/us), Twitter handle (@PayPal), LinkedIn page (https://www.linkedin.com/company/paypal), Facebook page (https://www.facebook.com/PayPalUSA/), YouTube channel (https://www.youtube.com/paypal), Dan Schulman’s LinkedIn profile (https://www.linkedin.com/in/dan-schulman/) and Dan Schulman’s Facebook profile (https://www.facebook.com/DanSchulmanPayPal/) as a means of disclosing information about the company and for complying with its disclosure obligations under Regulation FD. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels in addition to PayPal’s press releases, SEC filings, public conference calls and webcasts.

About PayPal

Fueled by a fundamental belief that having access to financial services creates opportunity, PayPal (NASDAQ: PYPL) is committed to democratizing financial services and empowering people and businesses to join and thrive in the global economy. Our open digital payments platform gives PayPal’s 218 million active account holders the confidence to connect and transact in new and powerful ways, whether they are online, on a mobile device, in an app, or in person. Through a combination of technological innovation and strategic partnerships, PayPal creates better ways to manage and move money, and offers choice and flexibility when sending payments, paying or getting paid. Available in more than 200 markets around the world, the PayPal platform, including Braintree, Venmo and Xoom, enables consumers and merchants to receive money in more than 100 currencies, withdraw funds in 56 currencies and hold balances in their PayPal accounts in 25 currencies. For more information on PayPal, visit https://www.paypal.com/about. For PayPal financial information, visit https://investor.paypal-corp.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. FX-neutral results are calculated by translating the current period local currency results by the prior period exchange rate. FX-neutral growth rates are calculated by comparing the current period FX-neutral results by the prior period results, excluding the impact from hedging activities. All amounts in tables are presented in U.S. dollars, rounded to the nearest millions, except as otherwise noted. As a result, certain amounts and rates may not sum or recalculate using the rounded dollar amounts provided.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. For an explanation of the foregoing non-GAAP measures, please see “Non-GAAP Measures of Financial Performance” included in this press release. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, see “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income, GAAP Diluted EPS to Non-GAAP Diluted EPS and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate,” “Reconciliation of Operating Cash Flow to Free Cash Flow”.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future results of operations, financial condition, expectations and plans of PayPal Holdings, Inc. and its consolidated subsidiaries that reflect PayPal’s current projections and forecasts. Forward-looking statements can be identified by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” “forecast” and other similar expressions. Forward-looking statements include, but are not limited to, statements regarding projected financial results for the fourth quarter and the full year 2017 and projected future growth of PayPal’s businesses. Forward-looking statements are based upon various estimates and assumptions, as well as information known to PayPal as of the date of this press release, and are inherently subject to numerous risks and uncertainties. Accordingly, actual results could differ materially from those predicted or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, including any regional or general economic downturn or crisis and any conditions that affect payments or e-commerce growth; fluctuations in foreign currency exchange rates; the competitive, regulatory, payment card association-related and other risks specific to the PayPal, PayPal Credit, Braintree, Venmo, Xoom, Paydiant and TIO products, especially as PayPal continues to expand geographically and introduce new products and as new laws and regulations related to payments and financial services come into effect; the impact of PayPal's customer choice initiatives, including on its funding mix and transaction expense; PayPal’s ability to successfully react to the increasing importance of mobile payments and mobile commerce; PayPal’s ability to deal with the increasingly competitive environment for its businesses, including competition for consumers and merchants; the outcome of legal and regulatory proceedings and PayPal's need and ability to manage other regulatory, tax and litigation risks as its products and services are offered in more jurisdictions and applicable laws become more restrictive; changes to PayPal's capital allocation or management of operating cash; uncertainty surrounding the implementation and impact of the United Kingdom's formal notification of its intent to withdraw from the European Union; PayPal's need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; any changes PayPal may make to its product offerings; the effect of any natural disasters or other business interruptions on PayPal or PayPal's customers; PayPal's ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost; PayPal's ability to maintain the stability, security and performance of its Payment Platform while adding new products and features in a timely fashion; risks that planned acquisitions will not be completed on contemplated terms, or at all, and that any businesses PayPal may acquire will not perform in accordance with its expectations, and PayPal's ability to profitably integrate, manage and grow businesses that have been acquired or may be acquired in the future. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could adversely affect PayPal's results of operations, financial condition and prospects or that could cause actual results to differ from those expressed or implied in forward-looking statements is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in PayPal’s most recent annual report on Form 10-K and its subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting PayPal's Investor Relations website at https://investor.paypal-corp.com or the SEC's website at www.sec.gov. All information in this release is as of October 19, 2017. For the reasons discussed above, you should not place undue reliance on the forward-looking statements in this press release. PayPal assumes no obligation to update such forward-looking statements.

PayPal

Investor Relations Contact
Gabrielle Rabinovitch
Vice President, Investor Relations
grabinovitch@paypal.com

Media Relations Contacts
Martha Cass	Amanda Miller
Senior Director, Corporate Communications	Director, Corporate Communications
mcass@paypal.com	amandacmiller@paypal.com
408.219.0563
Copyright © 1999-2017 PayPal. All rights reserved. Other company and product names may be trademarks of their respective owners.

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheet

	September 30, 2017	December 31, 2016
	(In millions, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$2,330	$1,590
Short-term investments	2,591	3,385
Accounts receivable, net	301	214
Loans and interest receivable, net	6,321	5,348
Funds receivable and customer accounts	17,175	14,363
Prepaid expenses and other current assets	719	833
Total current assets	29,437	25,733
Long-term investments	2,217	1,539
Property and equipment, net	1,485	1,482
Goodwill	4,326	4,059
Intangible assets, net	226	211
Other assets	70	79
Total assets	$37,761	$33,103
LIABILITIES AND EQUITY
Current liabilities:
Accounts and notes payable	$974	$192
Funds payable and amounts due to customers	17,975	15,163
Accrued expenses and other current liabilities	1,665	1,459
Income taxes payable	89	64
Total current liabilities	20,703	16,878
Deferred tax liability and other long-term liabilities	1,626	1,513
Total liabilities	22,329	18,391
Equity:
Common stock, $0.0001 par value; 4,000 shares authorized; 1,202 and 1,207 outstanding	—	—
Treasury stock at cost, 43 and 27 shares	(1,701)	(995)
Additional paid-in-capital	14,071	13,579
Retained earnings	3,204	2,069
Accumulated other comprehensive income (loss)	(142)	59
Total equity	15,432	14,712
Total liabilities and equity	$37,761	$33,103

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(In millions, except per share amounts)

Net revenues	$3,239	$2,667	$9,350	$7,861
Operating expenses:
Transaction expense	1,102	830	3,153	2,392
Transaction and loan losses	363	271	971	781
Customer support and operations(1)	346	325	998	939
Sales and marketing (1)	278	233	800	716
Product development (1)	240	215	686	619
General and administrative (1)	293	261	840	753
Depreciation and amortization (1)	194	184	578	535
Restructuring	—	—	40	—
Total operating expenses	2,816	2,319	8,066	6,735
Operating income	423	348	1,284	1,126
Other income (expense), net	28	12	52	36
Income before income taxes	451	360	1,336	1,162
Income tax expense	71	37	161	151
Net income	$380	$323	$1,175	$1,011
Net income per share:
Basic	$0.32	$0.27	$0.98	$0.83
Diluted	$0.31	$0.27	$0.96	$0.83
Weighted average shares:
Basic	1,202	1,207	1,203	1,211
Diluted	1,223	1,214	1,218	1,218

(1) Includes stock-based compensation as follows:
Customer support and operations	38	21	102	61
Sales and marketing	36	21	97	59
Product development	64	34	168	102
General and administrative	54	31	147	91
Depreciation and amortization	3	2	8	4
	$195	$109	$522	$317

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(In millions)

Cash flows from operating activities:
Net income	$380	$323	$1,175	$1,011
Adjustments:
Transaction and loan losses	363	271	971	781
Depreciation and amortization	194	185	578	535
Stock-based compensation	193	107	514	313
Deferred income taxes	(89)	(17)	13	71
Excess tax benefits from stock-based compensation	—	(4)	—	(36)
Gain on sale of principal loans receivable held for sale, net	(4)	(5)	(16)	(17)
Changes in assets and liabilities:
Accounts receivable	(43)	(20)	(5)	(50)
Principal loans receivable held for sale, net	4	5	16	17
Accounts payable	—	6	4	28
Income taxes payable	3	14	24	51
Other assets and liabilities	5	(64)	(596)	(469)
Net cash provided by operating activities	1,006	801	2,678	2,235
Cash flows from investing activities:
Purchases of property and equipment	(165)	(183)	(487)	(517)
Changes in principal loans receivable, net	(527)	(408)	(1,154)	(884)
Purchases of investments	(2,271)	(6,775)	(14,227)	(16,984)
Maturities and sales of investments	3,491	5,279	13,027	14,614
Acquisitions, net of cash acquired	(323)	—	(323)	(19)
Funds receivable and customer accounts	(1,603)	398	(1,236)	620
Net cash (used in) investing activities	(1,398)	(1,689)	(4,400)	(3,170)
Cash flows from financing activities:
Proceeds from issuance of common stock	14	1	100	58
Purchases of treasury stock	(100)	(49)	(706)	(945)
Excess tax benefits from stock-based compensation	—	4	—	36
Tax withholdings related to net share settlements of equity awards	(16)	(1)	(140)	(95)
Borrowings under financing arrangements, net of repayments	626	—	620	(21)
Funds payable and amounts due to customers	915	283	2,553	1,862
Net cash provided by financing activities	1,439	238	2,427	895
Effect of exchange rate changes on cash and cash equivalents	12	1	35	16
Net change in cash and cash equivalents	1,059	(649)	740	(24)
Cash and cash equivalents at beginning of period	1,271	2,018	1,590	1,393
Cash and cash equivalents at end of period	$2,330	$1,369	$2,330	$1,369
Supplemental cash flow disclosures:
Cash paid for interest	$1	$1	$3	$3
Cash paid for income taxes	$15	$7	$88	$43

PayPal Holdings, Inc.
Unaudited Summary of Consolidated Net Revenues

We earn revenue from the following types of transactions:

•
Transaction revenues: Net transaction fees charged to consumers and merchants based on the volume of activity processed through our Payments Platform, including our PayPal, PayPal Credit, Venmo, Braintree, Xoom and TIO products.

•
Other value added services: Net revenues derived principally from interest and fees earned on our PayPal Credit loans receivable portfolio, subscription fees, gateway fees, gain on sale of participation interest in certain consumer loans receivable and merchant working capital advances, revenue share we earn through partnerships, interest earned on certain PayPal customer account balances, fees earned through our Paydiant products and other services that we provide to consumers and merchants.

Net Revenues by Type	Three Months Ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
	(In millions, except percentages)
Transaction revenues	$2,833	$2,749	$2,599	$2,615	$2,314
Current quarter vs prior quarter	3%	6%	(1)%	13%	—%
Current quarter vs prior year quarter	22%	18%	16%	16%	17%
Percentage of total	87%	88%	87%	88%	87%

Other value added services	406	387	376	366	353
Current quarter vs prior quarter	5%	3%	3%	4%	8%
Current quarter vs prior year quarter	15%	18%	23%	24%	28%
Percentage of total	13%	12%	13%	12%	13%

Total net revenues	$3,239	$3,136	$2,975	$2,981	$2,667
Current quarter vs prior quarter	3%	5%	—%	12%	1%
Current quarter vs prior year quarter	21%	18%	17%	17%	18%

Net Revenues by Geography	Three Months Ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
	(In millions, except percentages)
U.S. net revenues	$1,743	$1,690	$1,606	$1,574	$1,436
Current quarter vs prior quarter	3%	5%	2%	10%	2%
Current quarter vs prior year quarter	21%	20%	20%	21%	26%
Percent of total	54%	54%	54%	53%	54%

International net revenues	1,496	1,446	1,369	1,407	1,231
Current quarter vs prior quarter	3%	6%	(3)%	14%	(1)%
Current quarter vs prior year quarter	22%	16%	14%	12%	10%
(FXN) Current quarter vs prior year quarter	22%	20%	18%	17%	16%
Percent of total	46%	46%	46%	47%	46%

Total net revenues	$3,239	$3,136	$2,975	$2,981	$2,667
Current quarter vs prior quarter	3%	5%	—%	12%	1%
Current quarter vs prior year quarter	21%	18%	17%	17%	18%
(FXN) Current quarter vs prior year quarter	22%	20%	19%	19%	21%

PayPal Holdings, Inc.
Unaudited Supplemental Operating Data

	Three Months Ended,
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
	(In millions, except percentages)
Active customer accounts(1)	218	210	203	197	192
Current quarter vs prior quarter	4%	3%	3%	3%	2%
Current quarter vs prior year quarter	14%	12%	11%	10%	11%

Number of payment transactions(2)	1,900	1,775	1,732	1,755	1,512
Current quarter vs prior quarter	7%	2%	(1)%	16%	4%
Current quarter vs prior year quarter	26%	23%	23%	23%	24%

Payment transactions per active account(3)	32.8	32.3	31.7	31.1	30.2
Current quarter vs prior quarter	2%	2%	2%	3%	3%
Current quarter vs prior year quarter	9%	10%	12%	13%	13%

Total Payment Volume(4)	$114,045	$106,444	$99,327	$99,348	$87,403
Current quarter vs prior quarter	7%	7%	—%	14%	1%
Current quarter vs prior year quarter	30%	23%	23%	22%	25%
(FXN) Current quarter vs prior year quarter	29%	26%	25%	25%	28%

Transaction Expense Rate(5)	0.97%	1.00%	0.99%	0.96%	0.95%
Transaction and Loan Loss Rate(6)	0.32%	0.29%	0.30%	0.31%	0.31%
Transaction Margin(7)	54.8%	56.3%	56.7%	57.7%	58.7%
(1) An active customer account is a registered account that successfully sent or received at least one payment or payment reversal through our Payments Platform, excluding transactions processed through our gateway and Paydiant products, in the past 12 months.
(2) Payment transactions is the total number of payments, net of payment reversals, successfully completed through our Payments Platform, excluding transactions processed through our gateway and Paydiant products.
(3) Number of payment transactions per active account reflects the total number of payment transactions within the previous 12 month period, divided by active customer accounts at the end of the period.
(4) Total Payment Volume or “TPV” is the value of payments, net of payment reversals, successfully completed through our Payments Platform, excluding transactions processed through our gateway and Paydiant products.
(5) Transaction expense rate is calculated by dividing transaction expense by TPV.
(6) Transaction and loan loss rate is calculated by dividing transaction and loan loss by TPV.
(7) Transaction margin is total revenue less transaction expense and transaction and loan loss, divided by total revenue.

PayPal Holdings, Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, restructuring-related charges, other certain gains, losses or charges that are not indicative of the company's core operating results and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This consists of expenses for equity awards under our equity incentive plans. We exclude stock-based compensation expense from our non-GAAP measures primarily because they are non-cash expenses. The related employer payroll taxes are dependent on our stock price and the timing and size of exercises and vesting of equity awards, over which management has limited to no control, and as such management does not believe it correlates to the operation of our business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, and transaction expenses from the acquisition or disposal of a business. We incur amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore exclude these amounts from our non-GAAP measures. We exclude these items because management does not believe they are reflective of our ongoing operating results.
Restructuring. These consist of significant expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Certain other significant gains, losses, or charges that are not indicative of the company’s core operating results.  These expenses are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future.  The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
The company also uses free cash flow, a non-GAAP measure. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.
In addition to the non-GAAP measures discussed above, the company also analyzes certain measures, including net revenues and operating expenses, on an FX-neutral basis to better measure the comparability of operating results between periods. The company believes that changes in foreign currency exchange rates are not indicative of the company’s operations and evaluating growth in net revenues and operating expenses on an FX-neutral basis provides an additional meaningful and comparable assessment of these measures to both management and investors. FX-neutral results are calculated by translating the current period’s local currency results by the prior period’s exchange rate. FX-neutral growth rates are calculated by comparing the current period's FX-neutral results by the prior period's results, excluding the impact from hedging activities.

PayPal Holdings, Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended September 30,
	2017	2016
	(In millions, except percentages)
GAAP operating income	$423	$348
Stock-based compensation expense and related employer payroll taxes	197	110
Amortization of acquired intangible assets	26	32
Total non-GAAP operating income adjustments	223	142
Non-GAAP operating income	$646	$490
Non-GAAP operating margin	20%	18%

Reconciliation of GAAP Net Income to Non-GAAP Net Income,
GAAP Diluted EPS to Non-GAAP Diluted EPS,
and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended September 30,
	2017	2016
	(In millions, except percentages)
	(unaudited)
GAAP income before income taxes	$451	$360
GAAP income tax expense	71	37
GAAP net income	380	323
Non-GAAP adjustments to net income:
Non-GAAP operating income adjustments (see table above)	223	142
Other(1)	23	—
Tax effect of non-GAAP adjustments	(66)	(40)
Non-GAAP net income	$560	$425

Diluted net income per share:
GAAP	$0.31	$0.27
Non-GAAP	$0.46	$0.35
Shares used in GAAP diluted share calculation	1,223	1,214
Shares used in non-GAAP diluted share calculation	1,223	1,214

GAAP effective tax rate	16%	10%
Tax effect of non-GAAP adjustments to net income	1%	5%
Non-GAAP effective tax rate	17%	15%
(1) Tax expense related to intra-entity transfer of intellectual property.

PayPal Holdings, Inc.
Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(In millions/unaudited)
Net cash provided by operating activities	$1,006	$801	$2,678	$2,235
Less: Purchases of property and equipment	(165)	(183)	(487)	(517)
Free cash flow	$841	$618	$2,191	$1,718